                                                                      EXHIBIT 10

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                              TERMINATION AGREEMENT

         This Termination Agreement (the "Agreement") is entered into as of this 26th day of August, 2002 by and between Schering AG, a German corporation having offices at 13342 Berlin, Germany ("Schering"), and DUSA Pharmaceuticals, Inc., a New Jersey corporation, having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 ("DUSA").

         WHEREAS, Schering and DUSA entered into that certain Marketing, Development and Supply Agreement (the "MD&S Agreement") and that certain Light Source Agreement (the "Light Source Agreement") each dated as of November 22, 1999; and

         WHEREAS, Schering has delivered to DUSA a written notice of termination pursuant to Section 19.3 of the MD&S Agreement which also initiates termination of the Light Source Agreement pursuant to Section 9.1 thereof; and

         WHEREAS, Schering and DUSA have agreed that the Guaranty, the Security Agreement and the Secured Line of Credit Promissory Note, each dated November 22, 1999, are deemed void by way of a letter agreement dated September 26, 2001; and

         WHEREAS, Schering and DUSA are each now desirous of terminating the MD&S Agreement and the Light Source Agreement on the terms and conditions as set forth in this Termination Agreement.

         NOW, THEREFORE, intending to be legally bound, and for good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Notwithstanding any term, provision or condition as set forth in the MD&S Agreement or the Light Source Agreement, the parties hereto agree that the MD&S Agreement and the Light Source Agreement shall terminate effective September 1, 2002 (the "Termination Date"). Except as specifically set forth in this Agreement, the MD&S Agreement and the Light Source Agreement shall have no further force and effect after the Termination Date. Capitalized terms that are used in this Agreement without definition shall have the definitions that they have in the MD&S Agreement and the Light Source Agreement.

         2. In full and complete consideration for DUSA's agreement to terminate the MD&S Agreement, the Light Source Agreement and any other agreement between the parties in connection with Collaboration Products or the Light Source under the terms of this Agreement, and, except as otherwise specifically set forth in this Agreement, in full and complete payment of any monetary obligation owed to DUSA under any term, provision or obligation of the MD&S Agreement, the Light Source Agreement, or any other agreement between the parties in relation thereof, Schering agrees:

         (i) to complete those studies described on Attachment A hereto in accordance with the terms and conditions of the respective agreements governing these studies, and, unless covered by the terms of Section 11 of this Agreement, to promptly provide to DUSA all data and test results as soon as they are available, as well as copies of the applicable protocols and any other relevant information resulting from such studies. Schering hereby conveys its ownership rights to such data and test results to DUSA and shall cause its Affiliates to transfer its ownership rights therein to DUSA promptly following the Termination Date; and

         (ii) to pay to DUSA Two Million Fifty Thousand Dollars ($2,050,000) to fund any of its development activities in the following amounts: (a) $700,000 payable within
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Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                  ten (10) days of the Termination Date (b) $700,000 payable not later than September 30, 2002; and (c) $650,000 payable not later than December 31, 2002.

With the exception of the performance of those studies and the payment described immediately above and as expressly set forth in this Agreement, the parties acknowledge that as of the Termination Date, neither Schering or its Affiliates shall have any obligations, financial or otherwise, with respect to the Development Program or any other development or research activities.

         3. Except as otherwise specifically set forth in this Agreement, as of the Termination Date, Schering shall not, and shall cause its Affiliates not to, directly or indirectly, market, sell, distribute or promote any Initial Products. Schering specifically acknowledges that, as of the Termination Date, all rights to market, sell, distribute, and promote Collaboration Products (including the Initial Product) granted under the MD&S Agreement are hereby terminated.

         4. An inventory of the existing promotional materials as well as the list of vendor contact information utilized by Schering (e.g. materials from the [c.i.]) and by its United States Affiliate, Berlex Laboratories ("Berlex"), for the promotion of the Initial Product in the United States and elsewhere, is set forth on Attachment B hereto. Upon the request of DUSA made prior to the Termination Date, Schering and/or Berlex Laboratories will promptly (but in any event, no later than fifteen (15) days after any such request) forward to DUSA at DUSA's cost those promotional materials so requested by DUSA, as well as the respective film or master copies for reproduction purposes, to the extent available. At all times after sixty (60) days of the Termination Date, DUSA shall not use any such promotional materials unless it shall have removed, covered or obliterated all references to Berlex and Schering contained on these materials in such manner that the Berlex and/or Schering name is in no way visible or recognizable. DUSA shall be free to distribute such promotional materials as provided in this Section 4, without any claim of infringement of any copyright or other property or intangible right of Schering related to these materials.

         5. DUSA currently maintains an inventory of Finished Products that it obtained from Berlex on or about May 15, 2002 (Lot # 1A177; 744 cartons) and on or about May 29, 2002 (Lot # 1B025; 851 cartons) ("DUSA's Existing Inventory"). The parties originally arranged for the delivery of DUSA's Existing Inventory to DUSA in order for DUSA to relabel the Finished Products with an updated expiration period, while maintaining the Berlex name on such inventory. For a period of twelve (12) months following the Termination Date, DUSA shall be free to distribute DUSA's Existing Inventory that contains Berlex's name or its logo(s), trademark(s) or trade name(s) on the labels, packages or the package inserts for such Finished Products within DUSA's Existing Inventory, provided that such Finished Products were, in fact, relabeled by DUSA prior to the Termination Date. The parties acknowledge and agree that the [c.i.] shall be borne by DUSA [c.i.] DUSA's procurement of DUSA's Existing Inventory. DUSA's indemnification of Schering and its Affiliates as provided for in Section 18 of the MD&S Agreement and Section 12 of this Agreement is expressly applicable to this Section with respect to potential claims brought by third parties.

         6. Berlex currently maintains an inventory of twenty-four (24) lots of Finished Product, of varying quantities and expiration dates ("Berlex Existing Inventory"), which will be destroyed by Berlex, at its sole discretion, following the Termination Date. If DUSA seeks all or part of Berlex's Existing Inventory prior to its destruction, Berlex shall provide such additional inventory to DUSA, and, in such case, DUSA shall pay Berlex the costs of transfer as well as for

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

the cost of such additional inventory (to be calculated as its acquisition cost modified by the remaining commercial life of the Finished Product). With respect to any Finished Products within Berlex's Existing Inventory that are obtained by DUSA under the terms of this section, DUSA shall not sell or distribute any such Finished Products that contain Berlex's name or its or their logo(s), trademark(s) or trade name(s) on the labels, packages or the package inserts for such Finished Products. Schering acknowledges that DUSA has requested Lot # 1A 042, with an expiration date of 08 January 2003, containing approximately 2,808 Kerasticks as of the date hereof, pursuant to this section.

         7. Promptly following the Termination Date, Schering shall, and shall cause its Affiliates to, undertake the following:

         (i) Transfer to DUSA the existing Levulan(R) PDT websites and all related files, disks, software and all assignable rights including, but not limited to, domain names and video clips, pertaining thereto. The websites and related materials shall be provided to DUSA at no charge, provided however, DUSA shall be responsible for costs associated with such transfer and shall reimburse Schering and its Affiliates for all out of pocket costs and expenses incurred in connection with such transfer and assistance. DUSA shall remove all references to Schering and Berlex from the websites as soon as reasonably practicable, but, in any event, no later than thirty (30) days after the Termination Date.

         (ii) Subject to any applicable confidentiality restrictions, provide DUSA with all [c.i.] derived from the Levulan(R) Wholesale Agreement entered into by and between Berlex Laboratories, Inc. and [c.i.] dated September 19, 2000.

         (iii) Subject to any applicable confidentiality restrictions, provide DUSA with all existing or initiated but not yet completed marketing data and Marketing Plans pertaining to the use of Levulan(R) PDT for the indication actinic keratosis and other potential indications, including but not limited to, those plans and data associated with the broad area actinic keratosis indication and Collaboration Products for which Marketing Approvals have been obtained pursuant to the Development Program. Such data shall also include results of market research, competitive studies (e.g. [c.i.]) [c.i.].

         (iv) Subject to any applicable confidentiality restrictions, provide DUSA with compilations of all existing material third-party agreements which shall include those specified on Attachment A and such other agreements as agreed to by DUSA and Berlex pertaining to the sales, marketing and distribution of the Initial Product. Prior to the Termination Date, Schering and Berlex will provide DUSA with the appropriate contacts with any such contract parties, including without limitation [c.i.], in order to facilitate the transfer to DUSA of marketing, sales and distribution responsibilities for the Initial Product in the United States. In addition, Berlex shall provide to DUSA a list which identifies the [c.i.] with Berlex with respect to the use of Levulan(R) PDT.

         (v) Subject to any applicable confidentiality provisions, Schering will provide to DUSA promptly, upon written notice, copies of those agreements that are requested by or required to be submitted to the FDA or other applicable

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.


                  regulatory authority as part of its MAA filings. In the event disclosure of the agreement is prohibited due to confidentiality restrictions, Schering will use commercially reasonable efforts to obtain such consent from the other party. DUSA agrees that such contracts shall be used solely for the purpose of supporting its regulatory submission.

         (vi) Furnish to DUSA a copy of all written materials and communications with regulatory bodies and the [c.i.] concerning the establishment of [c.i.] and amounts for Levulan(R) PDT therapy (i.e., CPT-codes, J-codes, APC pass-through). It is expressly understood that any proposed changes to existing [c.i.] and all other matters pertaining to reimbursement of Levulan(R) PDT therapy [c.i.].

         (vii) Provide DUSA with a copy of each submission to the FDA pertaining to the Existing MAA and all documents related thereto. Provide DUSA with a copy of each Marketing Approval Application submitted to any other country pertaining to a Collaboration Product and all documents related thereto. Such documents shall include, but not be limited to, promotional materials, records of telephone calls, correspondence, and adverse event reporting.

         (viii) Subject to any applicable confidentiality restrictions, provide DUSA with a copy of all medical education materials pertaining to the Initial Product, including but not limited to, continuing medical education materials, white papers for consumer use, materials for training, bibliographies, and clinical compendia.

         (ix) Subject to any applicable confidentiality restrictions, provide DUSA with a copy of all other Data related to the Collaboration Products, unless covered by the terms of Section 11 of this Agreement (i.e., [c.i.]), and return all Confidential Information at DUSA's cost pursuant to Section
                  19.4.5 of the MD&S Agreement.

         8. Berlex agrees that it shall not terminate its Consultation Agreement with BestMed, dated January 7, 2002, concerning presentations to be given at the SDEF H&H Dermatology Seminar to be held September 11-15, 2002 ("Seminar"). Berlex agrees to allow DUSA to sponsor one (1) presentation slot during the Seminar, for which DUSA shall reimburse Berlex for the costs of the speaker fee and other actual expenses associated with the speaker's attendance. DUSA shall pay to Berlex the amount of reimbursement not later than fifteen (15) days following the conclusion of the Seminar.

         9. DUSA shall be responsible for reporting all adverse drug reactions and events to the appropriate regulatory authorities in which such Collaboration Product is being developed or commercialized, in accordance with appropriate laws and regulations of the relevant countries and authorities as of the Termination Date. During the thirty (30) day period following the Termination Date, Berlex will continue to provide coding and data entry services, if requested by DUSA. This period may be extended for an additional thirty (30) day period upon mutual agreement of the parties. Schering, or Berlex, as the case may be, shall promptly forward to DUSA all relevant suspected adverse event data that it receives or becomes aware of after the Termination Date. DUSA shall have a dedicated fax line solely for this purpose for a reasonable period of time following the Termination Date, but in any case, for not less than eighteen (18) months following the Termination Date.

         10. Schering has filed MAA's with respect to the Initial Product in the following countries: Austria (basis for the mutual recognition procedure in Europe), Australia, South Africa

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

and Brazil. Schering shall take the necessary actions to facilitate the transfer of the MAA's to DUSA or the withdrawal of any MAA if so requested by DUSA, and shall provide reasonable assistance to DUSA in order for DUSA to continue with the respective registration processes, for a period of sixty (60) days following the Termination Date. At the request of DUSA, Schering has filed a request with the regulatory authorities of Australia to withdraw the MAA that has been submitted in that jurisdiction. Commencing on the Termination Date, DUSA shall be solely responsible for the preparation and filing of all MAA's and related amendments and supplements, including without limitation continuation of the registration process with respect to the MAA's referred to above. It is expressly understood that in no event shall Schering be obligated to file any additional MAA's, initiate, continue or conduct any studies associated with the registration processes of such MAAs or initiate or continue product launch activities, and that its sole responsibility shall be to provide reasonable assistance to DUSA and to complete the assignment of all MAAs as described herein.

         11. Schering has developed and invented [c.i.] and [c.i.] for use with [c.i.]. Schering represents that there are no other Schering Inventions or Joint Inventions made in connection with the Development Program. DUSA acknowledges that such developments and inventions were made solely by Schering personnel. The parties agree that all rights and title to any inventions, discoveries and other intellectual property made solely by Schering personnel in connection with the Development Program shall be the sole property of Schering and Schering shall be under no obligation to account to DUSA for any fees or profits resulting therefrom. DUSA shall have a right of first refusal to any such inventions for use with [c.i.] within the Field in the event that Schering determines to grant a license to any such inventions. Upon notice by Schering to DUSA of its interest in licensing such invention for use of [c.i.] within the Field, the parties will enter good faith negotiations for a period of sixty (60) days. In the event the parties do not consummate an agreement as to such rights within the sixty (60) day time limit, then Schering shall have the right to enter into negotiations with third parties on terms no less favorable than those being negotiated with DUSA.

         12. Except as otherwise specifically provided in this Agreement, in so terminating the MD&S Agreement and the Light Source Agreement, the parties hereto respectively release and forever discharge each other, as well as the other's respective Affiliates, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known and unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, ("Losses") which, from the beginning of the world up to and including the Termination Date, exist, have existed, or may arise from any claims arising out of or in any way related to the MD&S Agreement and the Light Source Agreement, or any of the other Agreements referred to in
Section 20.15 (Entire Agreement) of the MD&S Agreement as such other Agreements may pertain to the rights and/or obligations of each of the parties, or any of their respective Affiliates provided, however, that such release shall not apply with respect to willful misconduct or bad faith in connection with regulatory matters, patent related claims or Losses; and further provided that such release shall not pertain to any obligation of the parties under this Agreement. Such release and discharge are expressly subject to the terms of Section 13 of this Agreement, with respect to the survivability of the third party indemnification provisions of the MD&S Agreement.

         13. The terms and conditions of Article 1 (Definitions); Article 17 (Confidentiality); Article 18 (Indemnification), to the extent that liabilities arise from claims brought by third parties; and Section 20.11 (Publicity Review) of the MD&S Agreement and Article 1 (Definitions; and Section 10.10 (Publicity) of the Light Source Agreement shall specifically survive the termination thereof pursuant to their terms.

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Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

         14. Each party represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any legal impediment that would inhibit its ability to perform its obligations under this Agreement.

         15.      Miscellaneous:

         (a) This Agreement shall be governed, construed, and enforced and the rights of the parties determined, in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

         (b) If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, such invalidity shall not affect the validity of any of the remaining provisions hereof.

         (c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be modified in a writing signed by a duly authorized representative of each of the parties.

         (d) All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (i) if to Schering, to:

                  Schering AG
                  D-13342
                  Berlin, Germany
                  Telephone:        011-49-30- 468 18910
                  Facsimile:        011-49-30- 468 18912
                  Attention:   Claus Zieler

                  with a copy to:

                  Berlex Laboratories, Inc.
                  Post Office Box 1000
                  340 Changebridge Road
                  Montville, NJ  07045-1000
                  Telephone:  (973) 487-2370
                  Facsimile:    (973) 487-2478
                  Attention:   Elise Klein

              (ii)if to DUSA, to:

                  DUSA Pharmaceuticals, Inc.
                  25 Upton Drive
                  Wilmington, MA 01887
                  Telephone:  (978)657-7500
                  Facsimile:    (978)657-9193
                  Attention:  D. Geoffrey Shulman

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Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                  with a copy to:

                  Reed Smith LLP
                  Princeton Forrestal Village
                  136 Main Street, Suite 250
                  Princeton, New Jersey 08543
                  Telephone:  (609) 514-8542
                  Facsimile:  (609) 951-0824
                  Attention:  Nanette W. Mantell, Esq.

         (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         (f) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         (g) The Attachments specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

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
Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.


SCHERING AKTIENGESELLSCHAFT

By: /s/ Claus Zieler
    -------------------------
Name:   Claus Zieler

Title:  Managing Director, Center of Dermatology

By: /s/ Dr. Kerstin Wollny
    -------------------------
Name:   Dr. Kerstin Wollny

Title:  Corporate Project Management, Center of Dermatology

DUSA PHARMACEUTICALS, INC.

By: /s/ D. Geoffrey Shulman
    -------------------------
Name:   D. Geoffrey Shulman, M.D., FRCPC

Title:  President and Chief Executive Officer

                                                                      EXHIBIT 10



Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                                  ATTACHMENT A

         [c.i]

                                                                      EXHIBIT 10



Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                                  ATTACHMENT B

[c.i.]